Exhibit 4.21

THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

SEARCHHELP, INC.
Common Stock Purchase Warrant

Warrant # XXXXX	State of New York

Shares underlying Warrant: XXXXX	XXXXX

FOR VALUE RECEIVED and subject to the terms and conditions hereinafter set out, XXXXX or a registered transferee, as the registered holder of this Warrant as set forth on the books and records of the Company (the “Holder”), is entitled upon surrender of this Warrant to purchase from SEARCHHELP, INC. (the “Company”) XXXXX (XXXXX) fully paid and non-assessable shares of Common Stock, $.0001 par value (the “Common Stock”), at the Exercise Price (as defined below) per share.

This Warrant shall expire at the close of business on XXXXX.

1.           Issuance Upon Purchase of Company’s Note.

This Warrant is being issued by the Company to the Holder pursuant to a Stock Purchase Agreement dated XXXXXXXX between XXXXXXXXX and the Company.

2.           Exercise of Warrant.

(a)           The right to purchase shares of Common Stock represented by this Warrant may be exercised by the Holder, in whole or in part, by (i) the surrender of this Warrant (properly endorsed if required) at the principal office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), (ii) a duly executed notice of exercise in the form of Annex A hereto, and (iii) upon payment to the Company, by cash or by certified check or bank draft, of the exercise price of $.35 per share (the “Exercise Price”).  The Company agrees that the shares of Common Stock so purchased shall be deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares of Common Stock as aforesaid.  Certificates for the shares of Common Stock so purchased (together with a cash adjustment in lieu of any fraction of a share) shall be delivered to the Holder within a reasonable time, not exceeding five (5) business days, after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised, in all other respects identical with this Warrant, shall also be issued and delivered to the Holder within such time, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

           (b)           Piggyback Registration.  The Company shall be obligated to register the Shares of Common Stock issuable hereunder in accordance with the Securities Act if the Company proposes, at any time after 150 days of the issuance date of this Warrant, to register any equity securities under the Securities Act, with the exception of any such registration in connection with an employee benefit plan, a business combination, an exchange offer, a dividend reinvestment plan, a merger or acquisition or pursuant to a registration statement on Form S-4 or Form S-8 or other comparable form, subject to the consent of the underwriter if the potential registration relates to an offering being underwritten by such underwriter.  On each such occasion the Company will give written notice, no less than fifteen (15) business days prior to the anticipated filing date, of its intention to do so.  However, the Company may, at any time prior to the effectiveness of any such registration statement, in its sole discretion and without the consent of the Holder, abandon the proposed registration.  Written notice shall be deemed to have been duly given as follows: (i) if delivered in person or by messenger or an overnight courier service against receipt, notice shall be deemed to be given on the date of receipt; (ii) if sent by certified or registered mail, postage paid, return receipt requested, five business days after such notice is sent, or; (iii) if sent by telegram, facsimile, telex or similar means, provided that a copy thereof is sent on the same day by postage paid first-class mail, the business day next following the date such notice is sent

3.           Fractional Shares.

No fractional Common Stock shall be issued in connection with any exercise of this Warrant, but in lieu of such fractional shares, the Company shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Exercise Price then in effect.

4.           Adjustment to Exercise Price.

The Exercise Price shall be adjusted as follows:

(a)           In the case of any amendment to the Certificate of Incorporation of the Company to change the rights, privileges, restrictions or conditions in respect to the Common Stock or division of the Common Stock, this Warrant shall be adjusted so as to provide that upon exercise thereof, the Holder shall receive, in lieu of each share of Common Stock theretofore issuable upon such exercise, the kind and amount of shares, other securities, money and property receivable upon such change or division by the Holder issuable upon such exercise had the exercise occurred immediately prior to such designation, change or division.

(b)           If the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

(c)           If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation or entity, or the sale of all or substantially all of the Company’s assets to another corporation or other entity shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stocks, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 4), lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, such shares of stock, securities, other evidence of equity ownership or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of this Warrant under this Section 4 had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares of Common Stock receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, other evidence of equity ownership or assets thereafter deliverable upon the exercise hereof (including an immediate adjustment, by reason of such consolidation or merger, of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation or merger if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation or merger).  Subject to the terms of this Warrant, in the event of a merger or consolidation of the Company with or into another corporation or other entity as a result of which the number of shares of common stock of the surviving corporation or other entity issuable to holders of Common Stock of the Company, is greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to such merger or consolidation, then the Exercise Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

(d)           Whenever the Exercise Price shall be adjusted pursuant to this Section 4, the Company shall issue a certificate signed by its President and by its Treasurer or Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), and the Exercise Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

5.           Covenants of the Company.

The Company covenants and agrees that all Common Stock upon issuance against payment in full of the Exercise Price by the Holder pursuant to this Warrant will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof; and, without limiting the generality of the foregoing, the Company covenants and agrees that it will take from time to time all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the then effective Exercise Price.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will have at all times authorized, and reserved for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.  The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation.  The Company will not take any action which would result in any adjustment in the number of shares of Common Stock purchasable hereunder if the total number of shares of Common Stock issuable pursuant to the terms of this Warrant after such action upon full exercise of this Warrant and, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and other rights to purchase shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation, as then amended.

6.           EXCHANGE.

This Warrant is exchangeable, upon the surrender hereby by the Holder at the office or agency of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares of Common Stock as shall be designated by the Holder at the time of such surrender.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any such new Warrants and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity, reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender or cancellation of this Warrant or such new Warrants, the Company will issue to the Holder a new Warrant of like tenor, in lieu of this Warrant or such new Warrants, representing the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

7.           Miscellaneous.

(a)           Limited Rights of Holders.  This Warrant shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

(b)           Amendments and Waivers.  No provision of this Warrant may be amended without the express written consent of both the Company and the Holder. No delay by the Company in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

(c)           Governing Law; Jurisdiction.  This Warrant is made and delivered in, and shall be governed by and construed in accordance with the laws of, the State of New York (without giving effect to principles of conflicts of laws of the State of New York or any other state), and any dispute shall be resolved in the state or federal courts located in Nassau County, New York.

(d)           Counterparts.  This Agreement may be executed in one or more counterparts, including facsimile signatures, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer as of the date first above indicated.

SEARCHHELP, INC.

By:
Name: William Bozsnyak
Title: Chief Executive Officer

ANNEX A

COMMON STOCK SUBSCRIPTION WARRANT

Notice of Exercise

To:           SEARCHHELP, INC.

The undersigned, pursuant to the provisions set forth in the Common Stock Subscription Warrant dated as of XXXXXXX, hereby irrevocably elects and agrees to purchase ___________________ of  the shares of Common Stock covered by such Warrant (the “Warrant Shares”), and herewith makes payment therefor in full of the aggregate Exercise Price of $________________.

The undersigned hereby represents that the undersigned is exercising such Warrant for its own account and will not sell or otherwise dispose of the underlying Warrant Shares in violation of applicable securities laws.  If said number of shares is less than all of the shares purchasable hereunder the undersigned requests that a new Warrant evidencing the rights to purchase the remaining Warrant Shares (which new Warrant shall in all other respects be identical to the Warrant exercised hereby) be registered in the name of the undersigned.

Date:

Signature:

Printed Name:

Address: